Filed Pursuant to Rule 424(b)(3)

Registration No. 333-236458

Registration No. 333-236458-01

Pricing Supplement No. 2022-4

Pricing Supplement

(To Prospectus dated May 6, 2022)

iCap Vault 1, LLC

$500,000,000

Demand Notes

The Demand Notes

will be Fully and Unconditionally Guaranteed by

Vault Holding 1, LLC

The floating rate of interest (the “Floating Rate”) of the Variable Denomination Floating Rate Demand Notes of iCap Vault 1, LLC, marketed and sold as “Demand Notes” (the “Notes”), (including any Notes purchased with reinvested interest) will be reset on October 1, 2022 to 2.13% (effective on October 1, 2022) for the fourth quarter of 2022 (October 1, 2022 through December 31, 2022). The Floating Rate is based on a rate per annum equal to the Average Savings Account Rate posted by the FDIC on August 15, 2022 (0.13%) plus 2.00%.

This reset of the Floating Rate of the Notes (including the Notes purchased with reinvested interest) is also disclosed on the website of iCap Vault 1, LLC at www.icapequity.com/vault.

The Date of this Pricing Supplement is September 21, 2022